Exclusive Technical Consulting
and Services Agreement

between

Beijing Ao Hang Construction Material Technology Co., Ltd.

and

Beijing Xin Ao Concrete Co., Ltd.

This Exclusive Technical Consulting and Services Agreement (the “Agreement”) is made and entered into on the date of November __28__, 2007 between the following two parties in Beijing:

Party A:	Beijing Ao Hang Construction Material Technology Co., Ltd.
Legal Address:	1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China.

Party B:	Beijing Xin Ao Construction Co., Ltd.
Legal Address:	Jia 1 San Tai Shan Xiaohongmen Village Chaoyang District, Beijing, China.

WHEREAS:

1.	Party A, a wholly foreign-owned enterprise organized in People’s Republic of China (the “PRC”) under the Laws of the PRC, owns resources to provide the technical consulting and services.

2.	Party B, a limited liability company registered in the PRC and is approved by the competent governmental authorities to carry on the business of concrete manufacturing;

3.	Party A agrees to provide Party B with technical consulting and related services, and Party B agrees to accept such technical consulting and services provided by Party A;

NOW THEREFORE, the parties through mutual negotiations agree as follows:

1.	Technical Consulting and Services; Exclusivity

1.1
During the term of this Agreement, Party A agrees to, as the exclusive technical consulting and services provider of Party B, provide the exclusive technical consulting and services to Party B set forth on Appendix 1. Party A further agrees that, during the term of this Agreement, it shall not provide any technical consulting and services to any other third parties without Party B’s prior written consent, with the exception to the affiliates of Party B.

1.2
Party B hereby agrees to accept such exclusive technical consulting and services provided by Party A. Party B further agrees that, during the term of this Agreement, it shall not accept any third parties to provide such technical consulting and services for such above-mentioned business without the prior written consent of Party A.

1.3
Party A shall be the sole and exclusive owner of all right, title and interests to any and all intellectual property rights arising from the performance of this Agreement, including but not limited to, copyrights, patent, know-how, trade secrets and others no matter whether it is developed by Party A or by Party B based on Party A’s intellectual property right.

2.	Calculation and Payment of the Fee for Technical Consulting and Services (the “Fee”)

The parties agree that the Fee under this Agreement shall be determined according to the terms set forth in Appendix 2.

3.	Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

3.1.1	Party A is a company duly registered and validly existing under the Laws of the PC;

3.1.2
Party A has the power, has been duly authorized by all necessary action, and has obtained all third party and governmental consents and approvals to execute and perform this Agreement. The execution, delivery and performance of this Agreement and does not and will not result in any violation of enforceable or effective laws or contractual limitations;

3.1.3	the Agreement constitutes a legal, valid and binding obligation of Party A, enforceable against it in accordance with its terms upon its execution.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered and validly existing under the Laws of the PRC and is licensed to engage in the business of the information service on the value-added communication services.

3.2.2
Party B has the company power, within the business scope, has been dully authorized by all necessary action, has been obtained all consents and approvals from any third parties and governments to execute and perform this Agreement, and do not and will not result in any violation of enforceable or effective laws or contractual limitations.

3.2.3	the Agreement constitutes its legal, valid and binding obligation of Party B, enforceable against it in accordance with its terms upon its execution.

4.	Confidentiality

4.1
Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the exclusive consulting and services from Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, at Party A’s request, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it and delete all such Confidential Information from any memory devices.

4.2	The parties agree that this Article 4 shall survive no matter whether this Agreement is amended, cancelled or terminated.

5.	Indemnity

Party B shall indemnify and hold harmless Party A from and against any loss, damage, obligation and expenses arising out of any litigation, claim or other legal procedure against Party A arising out of the performance of this Agreement.

6.	Effectiveness and Term

6.1
This Agreement shall be executed and come into effect as of the date first set forth above. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement (the “Term”). Party A and Party B shall review this Agreement every three (3) months to determine whether any amendment or supplement to the Agreement is necessary after considering the circumstances.

7.	Termination

7.1	Termination; extension

This Agreement shall terminate automatically upon expiration of the Term, and may be extended only if Party A gives its written consent of the extension of this Agreement before the expiration of this Agreement. The parties shall, through negotiations, determine the extension term.

7.2	Early Termination

During the Term, Party B may not terminate this Agreement except in the case of gross negligence, fraud or other illegal acts or bankruptcy of Party A. Notwithstanding the foregoing, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days before such termination.

7.3	Survival

All rights and obligations under Article 4 and Article 5 shall survive after the termination of this Agreement.

8.	Dispute Resolution

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing under the current effective rules of CIETAC. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon the parties and shall be enforceable in accordance with its terms.

9.	Force Majeure

9.1
Force Majeure, which includes, but not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other party, without delay, of the approaches of the performance of this Agreement by the affected party.

9.2
In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, the parties agree to resume performance of this Agreement with their best efforts.

10.	Notices

All notices or other communications provided for hereunder shall be written in English and Chinese and shall be personal delivery or by registered or postage prepaid mail, recognized courier service or facsimile transmission to the address of the relevant party or parties set forth below.

If to Party A:	Beijing Ao Hang Construction Material Technology Co., Ltd.
1701 Yingu Mansion, No. 9 Beisihuan Road, Haidian District, Beijing, China.

If to Party B:	Beijing Xin Ao Concrete Co., Ltd.
Jia 1 San Tai Shan Xiaohongmen Village Chaoyang District, Beijing, China.

11.	Assigns

Party B may not assign its rights and obligations under this Agreement to any third parties without the prior written consent of Party A.

12.	Severability

If any provision contained in this Agreement is held invalid or unenforceable under applicable, such provision shall be invalid or unenforceable as to such jurisdiction and the remaining provisions hereof shall not be in any way impaired.

13.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be effective only if it is made in writing and signed by the parties hereto. The amendment and supplement duly executed by the parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

15.	Miscellaneous

This Agreement is executed in English.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their representatives hereunto duly authorized as of the date first set forth above written.

Exclusive Technical Consulting and Services Agreement

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By:
Party A :  Beijing Ao Hang Construction Material Technology Co., Ltd.

Representative: Weili He

By:
Party B:  Beijing Xin Ao Concrete Co., Ltd.

Representative: Xianfu Han

Appendix 1: The list of Technical Consulting and services

Party A shall provide Party B with the following technical consulting and services:

1.	New Material Ingredient Formula

2.	New Material Related Computer Software

3.	Production and Management

4.	Technical Consulting and Guidance

Appendix 2: Calculation and Payment of the Fee for Consulting and Services

Party B shall pay a consulting service fee in amount of its net profit after tax per year to Party A. However, Party A has the right, from time to time, to adjust the consulting service fee according to the quantity of the consulting service provided to Party B.